EXHIBIT 99.1

Contacts:
Stuart C. Haselden
Chief Financial Officer
(212) 209-8461

Allison Malkin/Joe Teklits
ICR, Inc.
(203) 682-8200

IN CONNECTION WITH A POTENTIAL REFINANCING TRANSACTION, J.CREW

GROUP, INC. ANNOUNCES SELECTED UNAUDITED FINANCIAL RESULTS

NEW YORK, February 20, 2014 — In connection with a potential refinancing of certain of its existing indebtedness, J.Crew Group, Inc. (the “Company”) today announced selected unaudited financial results for the three months and the fiscal year ended February 1, 2014. The proceeds from this refinancing are expected to be used in part to redeem its 8.125% Senior Unsecured Notes.

Selected unaudited results for the fourth quarter:

•	Revenues increased 7% to $686 million;

•	Comparable company sales increased 4% following an increase of 11% last year;

•	Direct net sales increased 10% to $238 million;

•	Adjusted EBITDA is estimated to be within a range of $74 to $76 million compared to $70 million last year. For a reconciliation of this range, which is a non-GAAP measure, to a range on a GAAP basis, see Exhibit (1) to this press release; and

•	Capital expenditures were $29 million.

Selected unaudited results for the fiscal year:

•	Revenues increased 9% to $2,428 million;

•	Comparable company sales increased 3% following an increase of 13% last year;

•	Direct net sales increased 16% to $756 million;

•	Adjusted EBITDA is estimated to be within a range of $369 to $371 million compared to $360 million last year. For a reconciliation of this range, which is a non-GAAP measure, to a range on a GAAP basis, see Exhibit (1) to this press release; and

•	Capital expenditures were $131 million.

Selected unaudited balance sheet data:

•	Cash and cash equivalents increased to $157 million from $68 million last year; and

•	Long term debt decreased to $1,567 million from $1,579 million last year.

The selected unaudited financial results outlined above were derived by management from the books and records of the Company. The selected results are unaudited, and are subject to the completion of the financial close process and other events that may occur subsequent to this press release, but before the results for the fourth quarter and fiscal year are finalized. The selected results for the fourth quarter and fiscal year are not necessarily indicative of operating results for any future quarter or fiscal year, and actual results may differ materially. Additionally, the audited results of operations may not be within the ranges currently estimated, and the difference may be material.

The Company has not received a commitment from lenders in connection with the potential refinancing, and thus no assurance can be given that the Company will complete such refinancing or redemption of its 8.125% Senior Unsecured Notes.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of February 1, 2014, the Company operates 330 retail stores (including 257 J.Crew retail stores, eight crewcuts stores and 65 Madewell stores), jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 121 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs, including the potential refinancing of certain of our existing indebtedness and redemption of our 8.125% Senior Unsecured Notes, and the selected unaudited financial results of the fourth quarter and fiscal year. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “plans,” “estimates,” “believes” and other similar expressions and statements) that are not statements of historical fact should be considered forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the completion of the financial close process and other events that may occur subsequent to this press release, but before the results of the fourth quarter and fiscal year are finalized, our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Reconciliation of Range of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

(in millions)

A reconciliation of the estimated range of Adjusted EBITDA, which is a non-GAAP measure, to a range of net income, which is determined on a GAAP basis, is as follows:

	Fourth Quarter Fiscal 2013		Fiscal 2013
	Low end of the range	High end of the range	Low end of the range	High end of the range
Adjusted EBITDA	$74	$76	$369	$371
Share-based compensation	(1)	(1)	(6)	(6)
Amortization of lease commitments	(4)	(4)	(9)	(9)
Sponsor monitoring fees	(3)	(3)	(10)	(10)
Dividend equivalent	(6)	(6)	(6)	(6)

EBITDA	60	62	338	340

Depreciation and amortization	(24)	(24)	(89)	(89)
Interest expense, net	(26)	(26)	(104)	(104)
Provision for income taxes	(5)	(6)	(57)	(58)

Net income	$5	$6	$88	$89

We present a range of Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

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